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                                                                     Exhibit 8.1



July   , 2006

GMARKET INC.
8th Floor, LIG Tower
649-11, Yeoksam-Dong
Gangnam-Gu
Seoul 135-912 Korea

Ladies and Gentlemen:

     We have acted as special United States counsel to GMARKET INC. (the "Company"), a company incorporated in the Republic of Korea ("Korea"), in connection with (a) the sale today by the Company of 6,079,710 American Depositary Shares ("ADSs"), each ADS representing one share of common stock, par value KRW 100 per share of the Company ("Common Shares"), evidenced by American Depositary Receipts ("ADRs"), and (b) certain selling shareholders named in the Underwriting Agreement referred to below (the "Selling Shareholders") in connection with the sale by them of 3,039,855 ADSs, each ADS representing one
share of Common Share pursuant to the Underwriting Agreement, dated June   ,
2006 (the "Underwriting Agreement"), among the Company, Selling Shareholders, Goldman Sachs International and Cowen and Company, LLC, as representatives of the several underwriters, and the other underwriters named therein (collectively, the "Underwriters"), (c) the preparation of the Underwriting Agreement, (d) the preparation of the Deposit Agreement (the "Deposit
Agreement"), dated as of July   , 2006 by and among the Company, Citibank, N.A.,
as Depositary, and the holders and beneficial owners of ADSs evidenced by ADRs issued thereunder and (e) the preparation and filing of the prospectus, dated
June   , 2006 (the "Prospectus"), relating to the Company's registration statement on Form F-1 (Registration No. 333-134794) (the "Registration Statement") in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (collectively, the Common Shares, documents and agreements described in clauses
(a) through (e) as in effect on the date hereof, the "Transaction Documents").

     In rendering this opinion, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Transaction Documents and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion; and (b) we have assumed, without independent investigation or inquiry, that (i) the Common Shares are validly issued and outstanding and the ADRs and the Deposit Agreement are enforceable against all parties thereto, (ii) all transactions and undertakings contemplated by the Transaction Documents will be consummated in accordance with the terms thereof, and (iii) all factual matters described in the Registration Statement are accurate. No assurance can be given as to the effect on this opinion if any of the foregoing assumptions should be inaccurate.

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July   , 2006                          2


     Based upon and subject to the foregoing and the assumptions, conditions, qualifications and limitations set forth herein, we are of the opinion that the statements in the Registration Statement under the heading "Taxation -- U.S. Federal Income Tax Considerations," insofar as they constitute statements of law or legal conclusions with respect thereto are correct in all material respects as of the date hereof.

     This opinion is based upon the Convention Between the United States of America And The Republic of Korea For The Avoidance of Double Taxation, as amended, the United States Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, possibly with retroactive effect, or that the United States Internal Revenue Service (the "IRS") will agree with this opinion or that, if the IRS were to take a contrary position, that position would not ultimately be sustained by the courts.

     This opinion is limited to the U.S. federal tax issues specifically addressed herein and no other opinion is implied or may be inferred. This opinion is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion expressed in this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of person whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.


                                                     Very truly yours,